Exhibit 99.1

Southern First Reports Second Quarter 2025 Results

Greenville, South Carolina, July 22, 2025 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the six months ended June 30, 2025.

“Our second quarter results reflect the strength of our team who continues to generate high-quality, profitable growth in our vibrant markets. We had another quarter of solid margin expansion, a testament to our pricing focus and discipline on both sides of the balance sheet. This quarter was one of the highest revenue generating quarters in our 25-year history with total revenue growing 24% over the same quarter a year ago. Our business pipelines are strong, which will provide for healthy growth in the foreseeable future, supported by our solid balance sheet. Our asset quality is among the best in the industry. We are not immune to the potential effects of the broader and ever-changing operating environment, but we are confident in our ability to deliver improving financial performance as we have demonstrated so far this year,” stated Art Seaver, Chief Executive Officer. “This quarter we were proud to announce the addition of three new Board members, who are located across our markets and have already begun to make valuable contributions to the leadership of our company through their incredible backgrounds of community involvement and professional expertise. We also continue to attract highly talented and experienced bankers who share our passion for impacting lives by delivering the highest level of client and community service. They provide excellent opportunities to add depth in existing areas and to expand within our footprint. We have a great sense of enthusiasm and optimism about our outlook for the remainder of this year and beyond.”

2025 Second Quarter Highlights

•	Diluted earnings per common share of $0.81, up $0.16, or 25%, from Q1 2025, and $0.44, or 119%, compared to Q2 2024
•	Net interest margin of 2.50%, compared to 2.41% for Q1 2025 and 1.98% for Q2 2024
•	Total loans of $3.7 billion, up 7% (annualized) from Q1 2025; core deposits of $2.9 billion, up 7% (annualized) from Q1 2025
•	Nonperforming assets to total assets of 0.27% and past due loans to total loans of 0.14%
•	Book value per common share of $42.23 increased 9% (annualized) from Q1 2025 and 8% compared to Q2 2024; Tangible Common Equity (TCE) ratio of 8.02%

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
	2025	2025	2024	2024	2024
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$6,581	5,266	5,627	4,382	2,999
Earnings per common share, diluted	0.81	0.65	0.70	0.54	0.37
Total revenue(1)	28,629	26,497	25,237	23,766	23,051
Net interest margin (tax-equivalent)(2)	2.50%	2.41%	2.25%	2.08%	1.98%
Return on average assets(3)	0.63%	0.52%	0.54%	0.43%	0.29%
Return on average equity(3)	7.71%	6.38%	6.80%	5.40%	3.81%
Efficiency ratio(4)	67.54%	71.08%	73.48%	75.90%	80.87%
Noninterest expense to average assets (3)	1.86%	1.87%	1.78%	1.75%	1.81%
Balance Sheet ($ in thousands):
Total loans(5)	$3,746,841	3,683,919	3,631,767	3,619,556	3,622,521
Total deposits	3,636,329	3,620,886	3,435,765	3,518,825	3,459,869
Core deposits(6)	2,867,193	2,820,194	2,661,736	2,705,429	2,788,223
Total assets	4,308,067	4,284,311	4,087,593	4,174,631	4,109,849
Book value per common share	42.23	41.33	40.47	40.04	39.09
Loans to deposits	103.04%	101.74%	105.70%	102.86%	104.70%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.63%	12.69%	12.70%	12.61%	12.77%
Tier 1 risk-based capital ratio	11.11%	11.15%	11.16%	10.99%	10.80%
Leverage ratio	8.73%	8.79%	8.55%	8.50%	8.27%
Common equity tier 1 ratio(8)	10.71%	10.75%	10.75%	10.58%	10.39%
Tangible common equity(9)	8.02%	7.88%	8.08%	7.82%	7.76%
Asset Quality Ratios:
Nonperforming assets/total assets	0.27%	0.26%	0.27%	0.28%	0.27%
Classified assets/tier one capital plus allowance for credit losses	4.28%	4.24%	4.25%	4.35%	4.22%
Accruing loans 30 days or more past due/loans(5)	0.14%	0.27%	0.18%	0.09%	0.06%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.00%	0.00%	0.04%	0.05%	0.07%
Allowance for credit losses/loans(5)	1.10%	1.10%	1.10%	1.11%	1.11%
Allowance for credit losses/nonaccrual loans	362.35%	378.09%	366.94%	346.78%	357.95%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended					Jun 30 2025 -
	Jun 30	Mar 31	Dec 31	Sept 30	Jun 30	Jun 30 2024
(in thousands, except per share data)	2025	2025	2024	2024	2024	% Change
Interest income
Loans	$48,992	47,085	47,163	47,550	46,545	5.26%
Investment securities	1,357	1,403	1,504	1,412	1,418	(4.30%)
Federal funds sold	1,969	1,159	2,465	2,209	2,583	(23.77%)
Total interest income	52,318	49,647	51,132	51,171	50,546	3.51%
Interest expense
Deposits	24,300	23,569	25,901	27,725	28,216	(13.88%)
Borrowings	2,723	2,695	2,773	2,855	2,802	(2.82%)
Total interest expense	27,023	26,264	28,674	30,580	31,018	(12.88%)
Net interest income	25,295	23,383	22,458	20,591	19,528	29.53%
Provision (reversal) for credit losses	700	750	(200)	-	500	40.00%
Net interest income after provision for credit losses	24,595	22,633	22,658	20,591	19,028	29.26%
Noninterest income
Mortgage banking income	1,569	1,424	1,024	1,449	1,923	(18.41%)
Service fees on deposit accounts	567	539	499	455	423	34.04%
ATM and debit card income	586	552	607	599	587	(0.17%)
Income from bank owned life insurance	413	403	407	401	384	7.55%
Other income	199	196	242	271	206	(3.40%)
Total noninterest income	3,334	3,114	2,779	3,175	3,523	(5.36%)
Noninterest expense
Compensation and benefits	11,674	11,304	10,610	10,789	11,290	3.40%
Occupancy	2,523	2,548	2,587	2,595	2,552	(1.14%)
Outside service and data processing costs	2,189	2,037	2,003	1,930	1,962	11.57%
Insurance	910	1,010	1,077	1,025	965	(5.70%)
Professional fees	609	509	656	548	582	4.64%
Marketing	397	374	335	319	389	2.06%
Other	1,034	1,054	1,276	833	903	14.40%
Total noninterest expenses	19,336	18,836	18,544	18,039	18,643	3.72%
Income before provision for income taxes	8,593	6,911	6,893	5,727	3,908	119.88%
Income tax expense	2,012	1,645	1,266	1,345	909	121.34%
Net income available to common shareholders	$6,581	5,266	5,627	4,382	2,999	119.44%

Earnings per common share – Basic	$0.81	0.65	0.70	0.54	0.37
Earnings per common share – Diluted	0.81	0.65	0.70	0.54	0.37
Basic weighted average common shares	8,119	8,078	8,023	8,064	8,126
Diluted weighted average common shares	8,134	8,111	8,097	8,089	8,141

[Footnotes to table located on page 6]

Net income for the second quarter of 2025 was $6.6 million, or $0.81 per diluted share, a $1.3 million increase from the first quarter of 2025 and a $3.6 million increase from the second quarter of 2024. Net interest income increased $1.9 million during the second quarter of 2025, compared to the first quarter of 2025, and increased $5.8 million, compared to the second quarter of 2024. The increase in net interest income from the prior quarter and prior year was primarily driven by an increase in interest income on loans, combined with a decrease in interest expense on deposits.

The provision for credit losses was $700 thousand for the second quarter of 2025 compared to a provision for credit losses of $750 thousand for the first quarter of 2025 and $500 thousand for the second quarter of 2024. The provision during the second quarter of 2025 includes a $650 thousand provision for credit losses and a $50 thousand provision for the reserve for unfunded commitments. The provision for credit losses in the second quarter of 2025 was primarily driven by a $62.9 million increase in total loans.

Noninterest income was $3.3 million for the second quarter of 2025, compared to $3.1 million for the first quarter of 2025, and $3.5 million for the second quarter of 2024. Mortgage banking income continues to be the largest component of noninterest income at $1.6 million in fee revenue for the second quarter of 2025, $1.4 million for the first quarter of 2025, and $1.9 million for the second quarter of 2024. Mortgage origination volume increased slightly in the second quarter of 2025, driving the increase in revenue from the prior quarter.

Noninterest expense for the second quarter of 2025 was $19.3 million, a $500 thousand increase from the first quarter of 2025, and a $693 thousand increase from the second quarter of 2024. The increase in noninterest expense from the previous quarter was driven by an increase in compensation and benefits, outside service and data processing costs, and professional fees, offset in part by a decrease in insurance expense. The increase in noninterest expense from the previous year related primarily to increases in compensation and benefits, outside service and data processing costs, and other noninterest expenses.

The effective tax rate was 23.4% for the second quarter of 2025, 23.8% for the first quarter of 2025, and 23.3% for the second quarter of 2024. The changes in the effective tax rate are driven by the effect of equity compensation transactions during the quarter.

Net interest income and margin - Unaudited

				For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$ 179,095	$ 1,969	4.41%	$ 107,821	$ 1,159	4.36%	$ 186,584	$ 2,583	5.57%
Investment securities, taxable	141,898	1,315	3.72%	143,609	1,361	3.84%	133,507	1,376	4.15%
Investment securities, nontaxable(2)	7,740	55	2.83%	7,914	55	2.80%	8,027	55	2.73%
Loans(10)	3,724,064	48,992	5.28%	3,673,912	47,085	5.20%	3,645,595	46,545	5.14%
Total interest-earning assets	4,052,797	52,331	5.18%	3,933,256	49,660	5.12%	3,973,713	50,559	5.12%
Noninterest-earning assets	154,051			157,053			165,093
Total assets	$ 4,206,848			$4,090,309			$4,138,806
Interest-bearing liabilities
NOW accounts	$ 331,811	752	0.91%	$ 306,707	597	0.79%	$ 302,881	621	0.82%
Savings & money market	1,566,345	13,398	3.43%	1,520,632	12,750	3.40%	1,611,991	16,324	4.07%
Time deposits	942,880	10,150	4.32%	930,282	10,222	4.46%	898,878	11,271	5.04%
Total interest-bearing deposits	2,841,036	24,300	3.43%	2,757,621	23,569	3.47%	2,813,750	28,216	4.03%
FHLB advances and other borrowings	240,000	2,270	3.79%	240,000	2,244	3.79%	240,000	2,247	3.77%
Subordinated debentures	24,903	453	7.30%	24,903	451	7.34%	36,360	555	6.14%
Total interest-bearing liabilities	3,105,939	27,023	3.49%	3,022,524	26,264	3.52%	3,090,110	31,018	4.04%
Noninterest-bearing liabilities	758,626			732,761			731,843
Shareholders’ equity	342,283			335,024			316,853
Total liabilities and shareholders’ equity	$ 4,206,848			$4,090,309			$4,138,806
Net interest spread			1.69%			1.60%			1.08%
Net interest income (tax equivalent) / margin		$25,308	2.50%		$23,396	2.41%		$19,541	1.98%
Less: tax-equivalent adjustment(2)		13			13			13
Net interest income		$25,295			$23,383			$19,528

[Footnotes to table located on page 6]

Net interest income was $25.3 million for the second quarter of 2025, a $1.9 million increase from the first quarter of 2025, driven by a $2.7 million increase in interest income, partially offset by a $759 thousand increase in interest expense. The increase in interest income was driven by an increase in the yield on interest-earning assets, as loan yield increased eight basis points and the yield on Federal funds sold and interest-bearing deposits increased by five basis points over the previous quarter, combined with a four basis point decrease in the rate on our interest-bearing deposits over the previous quarter. In comparison to the second quarter of 2024, net interest income increased $5.8 million, resulting primarily from a 60 basis point decrease in the cost of interest-bearing deposits. Net interest margin, on a tax-equivalent basis, was 2.50% for the second quarter of 2025, a nine basis point increase from 2.41% for the first quarter of 2025 and a 52 basis point increase from 1.98% for the second quarter of 2024.

Balance sheets - Unaudited

	Ending Balance					Jun 30 2025 –
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Jun 30 2024
(in thousands, except per share data)	2025	2025	2024	2024	2024	% Change
Assets
Cash and cash equivalents:
Cash and due from banks	$25,184	24,904	22,553	25,289	21,567	16.77%
Federal funds sold	180,834	263,612	128,452	226,110	164,432	9.97%
Interest-bearing deposits with banks	65,014	16,541	11,858	9,176	8,828	636.45%
Total cash and cash equivalents	271,032	305,057	162,863	260,575	194,827	39.11%
Investment securities:
Investment securities available for sale	128,867	131,290	132,127	134,597	121,353	6.19%
Other investments	19,906	19,927	19,490	19,640	18,653	6.72%
Total investment securities	148,773	151,217	151,617	154,237	140,006	6.26%
Mortgage loans held for sale	10,739	11,524	4,565	8,602	14,759	(27.24%)
Loans (5)	3,746,841	3,683,919	3,631,767	3,619,556	3,622,521	3.43%
Less allowance for credit losses	(41,285)	(40,687)	(39,914)	(40,166)	(40,157)	2.81%
Loans, net	3,705,556	3,643,232	3,591,853	3,579,390	3,582,364	3.44%
Bank owned life insurance	54,886	54,473	54,070	53,663	53,263	3.05%
Property and equipment, net	85,921	87,369	88,794	90,158	91,533	(6.13%)
Deferred income taxes	12,971	13,080	13,467	11,595	12,339	5.12%
Other assets	18,189	18,359	20,364	16,411	20,758	(12.38%)
Total assets	$4,308,067	4,284,311	4,087,593	4,174,631	4,109,849	4.82%
Liabilities
Deposits	$3,636,329	3,620,886	3,435,765	3,518,825	3,459,869	5.10%
FHLB Advances	240,000	240,000	240,000	240,000	240,000	0.00%
Subordinated debentures	24,903	24,903	24,903	24,903	36,376	(31.54%)
Other liabilities	61,373	60,924	56,481	64,365	54,856	11.88%
Total liabilities	3,962,605	3,946,713	3,757,149	3,848,093	3,791,101	4.52%
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	82	82	82	82	82
Nonvested restricted stock	(2,774)	(3,372)	(3,884)	(4,219)	(4,710)	(41.10%)
Additional paid-in capital	124,839	124,561	124,641	124,288	124,174	0.54%
Accumulated other comprehensive loss	(9,609)	(10,016)	(11,472)	(9,063)	(11,866)	(19.02%)
Retained earnings	232,924	226,343	221,077	215,450	211,068	10.35%
Total shareholders’ equity	345,462	337,598	330,444	326,538	318,748	8.38%
Total liabilities and shareholders’ equity	$4,308,067	4,284,311	4,087,593	4,174,631	4,109,849	4.82%
Common Stock
Book value per common share	$42.23	41.33	40.47	40.04	39.09	8.03%
Stock price:
High	38.51	38.50	44.86	36.45	30.36	26.84%
Low	30.61	31.88	33.26	27.70	25.70	19.11%
Period end	38.03	32.92	39.75	34.08	29.24	30.06%
Common shares outstanding	8,181	8,169	8,165	8,156	8,155	0.32%

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2025	2025	2024	2024	2024
Nonperforming Assets
Commercial
Non-owner occupied RE	$6,941	6,950	7,641	7,904	7,949
Commercial business	717	1,087	1,016	838	829
Consumer
Real estate	3,028	2,414	1,908	2,448	1,875
Home equity	708	310	312	393	565
Other	-	-	-	-	-
Total nonaccrual loans	11,394	10,761	10,877	11,583	11,218
Other real estate owned	275	275	-	-	-
Total nonperforming assets	$11,669	11,036	10,877	11,583	11,218
Nonperforming assets as a percentage of:
Total assets	0.27%	0.26%	0.27%	0.28%	0.27%
Total loans	0.31%	0.30%	0.30%	0.32%	0.31%
Classified assets/tier 1 capital plus allowance for credit losses	4.28%	4.24%	4.25%	4.35%	4.22%

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2025	2025	2024	2024	2024
Allowance for Credit Losses
Balance, beginning of period	$40,687	39,914	40,166	40,157	40,441
Loans charged-off	(68)	(78)	(143)	(118)	(1,049)
Recoveries of loans previously charged-off	16	101	141	127	15
Net loans (charged-off) recovered	(52)	23	(2)	9	(1,034)
Provision for (reversal of) credit losses	650	750	(250)	-	750
Balance, end of period	$41,285	40,687	39,914	40,166	40,157
Allowance for credit losses to gross loans	1.10%	1.10%	1.10%	1.11%	1.11%
Allowance for credit losses to nonaccrual loans	362.35%	378.09%	366.94%	346.78%	357.95%
Net charge-offs (recoveries) to average loans QTD (annualized)	0.01%	0.00%	0.00%	0.00%	0.11%

Total nonperforming assets were $11.7 million at June 30, 2025, representing 0.27% of total assets compared to 0.26% for the first quarter of 2025 and 0.27% for the second quarter of 2024. In addition, the classified asset ratio increased only slightly to 4.28% for the second quarter of 2025 from 4.24% in the first quarter of 2025 and 4.22% in the second quarter of 2024.

At June 30, 2025, the allowance for credit losses was $41.3 million, or 1.10% of total loans, compared to $40.7 million, or 1.10% of total loans at March 31, 2025, and $40.2 million, or 1.11% of total loans, at June 30, 2024. We had net charge-offs of $52 thousand, or 0.01% annualized, for the second quarter of 2025, compared to net recoveries of $23 thousand for the first quarter of 2025 and net charge-offs of $1.0 million for the second quarter of 2024. There was a provision for credit losses of $650 thousand for the second quarter of 2025, compared to a provision for credit losses of $750 thousand for the first quarter of 2025 and a $750 thousand provision for credit losses for the second quarter of 2024. The provision during the second quarter was primarily driven by growth in the loan portfolio during the quarter.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2025	2025	2024	2024	2024
Commercial
Owner occupied RE	$686,424	673,865	651,597	642,608	642,008
Non-owner occupied RE	939,163	926,246	924,367	917,642	917,034
Construction	68,421	90,021	103,204	144,665	144,968
Business	589,661	561,337	556,117	521,535	527,017
Total commercial loans	2,283,669	2,251,469	2,235,285	2,226,450	2,231,027
Consumer
Real estate	1,164,187	1,147,357	1,128,629	1,132,371	1,126,155
Home equity	234,608	223,061	204,897	195,383	189,294
Construction	25,210	23,540	20,874	21,582	32,936
Other	39,167	38,492	42,082	43,770	43,109
Total consumer loans	1,463,172	1,432,450	1,396,482	1,393,106	1,391,494
Total gross loans, net of deferred fees	3,746,841	3,683,919	3,631,767	3,619,556	3,622,521
Less—allowance for credit losses	(41,285)	(40,687)	(39,914)	(40,166)	(40,157)
Total loans, net	$3,705,556	3,643,232	3,591,853	3,579,390	3,582,364

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2025	2025	2024	2024	2024
Non-interest bearing	$761,492	671,609	683,081	689,749	683,291
Interest bearing:
NOW accounts	341,903	371,052	314,588	339,412	293,875
Money market accounts	1,537,400	1,563,181	1,438,530	1,423,403	1,562,786
Savings	32,334	32,945	31,976	29,283	28,739
Time, less than $250,000	194,064	181,407	193,562	223,582	219,532
Time and out-of-market deposits, $250,000 and over	769,136	800,692	774,028	813,396	671,646
Total deposits	$3,636,329	3,620,886	3,435,765	3,518,825	3,459,869

Footnotes to tables:

(1) Total revenue is the sum of net interest income and noninterest income.

(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

(3) Annualized for the respective three-month period.

(4) Noninterest expense divided by the sum of net interest income and noninterest income.

(5) Excludes mortgage loans held for sale.

(6) Excludes out of market deposits and time deposits greater than $250,000 totaling $769,136,000.

(7) June 30, 2025 ratios are preliminary.

(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

(10) Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.3 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “preliminary”, “intend,” “plan,” “target,” “continue,” “lasting,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress and the office of the President on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; (8) trade wars or a potential recession which may cause adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which have increased and may continue to increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com